VENTURE AGREEMENT

This Venture Agreement ("Agreement") is between 3M Production (of Breckenridge, Texas) and New Western Texas Oil & Gas (a Nevada Corporation, hereinafter called "NWT") and is effective January 27, 2011.

Whereas 3M Production desires to acquire, operate, develop and produce oil and gas properties in Texas; and

Whereas, NWT desires to acquire interests in oil and gas properties in Texas; and

Whereas, it is the desire of 3M and NWT to mutually acquire, drill and develop the same.

Now, therefore, the parties hereto do hereby contract, covenant and agree as follows:

1. Lease Purchases. In 3M's sole discretion, if it desires to acquire any oil and gas leasehold estate in Texas ("lease"), it shall notify NWT of the cost of acquiring such lease, the legal description, the costs and expenses in drilling and operating a well(s) and the net revenue interest (the "Proposal). NWT shall have ten (10) business days from receipt of such notice to accept or decline the Proposal. If rejected, NWT shall have no rights, claims, duties or obligations in regard to such rejected lease and 3M may deal with the same free of any obligations to NWT.

If NWT elects to accept such lease, NWT shall within ten (10) business days after such election of its acceptance, bank wire to 3M said amount equal to twenty (20%) percent of the purchase price of the lease to be used as a down payment on the lease. The remaining eighty (80) percent will be paid by NWT as agreed by NWT, 3M and the seller of the lease. Upon payment of the full purchase price by NWT shall, subject to the terms hereof, entitle NWT to fifty 50% percent of the working interest in the lease being acquired.

2. Drilling/Development. On all leases acquired jointly as above provided, prior to 3M's drilling and/or reentry and/or particular operation, 3M shall notify NWT of its proposed activity and the estimated cost through completion and equipping (the "Operating Proposal") and NWT shall have thirty (30) days from receipt of notice to either accept or reject such Operating Proposal. If rejected, or no response is timely received, other then retaining a lien for repayment of a reasonable price per acre based on a fair market analysis having the minimal amount of acreage around well bore for depth of well of proration acreage or spacing unit applicable thereto (and if non, twenty (20) acres in the form of a square). 3M shall pay NWT the fair market value per acre for said acreage and lien shall be removed. NWT shall forfeit its interest in the proceeds of that well on which the proposal applied and the proration acreage or spacing unit applicable thereto (and if none, twenty (20) acres in the form of a square).

If the proposal is accepted by NWT, it shall, within ten (10) days of acceptance of the Operating Proposal, wire twenty-five (25%) percent of the estimated costs of the Operating Proposal to 3M. The payment schedule for the remaining balance (75%) shall be agreed upon bilaterally. Failure to pay such 75% shall be for all purposes a rejection of the Operating Proposal and NWT shall forfeit its interests in the same manner as if it had rejected such proposal originally, and the 25% paid on that Operating Proposal shall be refunded. Payment of the same shall retain NWT's 50% interest in such well.

3. Operator. 3M or, upon approval of NWT, its designee shall be Operator of all wells and leases covered by this Agreement. NWT agrees that the Operator shall be paid $2,500 per month as a base fee and any additional operator fees shall be negotiated between the parties hereto on a lease by lease basis.

4. Operating Expenses. All normal operating expenses, including Operator fees, utilities, property taxes, supplies, fuel and related costs shall be paid as follows:

Fifty 50% percent by NWT

Fifty 50% percent by 3M,

said amount to be deducted by a designated independent certified accountant from the working interest proceeds from production.

5. Return of Investment.

A. Insofar as wells on leases held by NWT and 3M pursuant to this Agreement, the proceeds from production due NWT and 3M shall be paid as follows:

1. NWT's interest shall after the above expenses be paid to NWT.

2. 3M's interest after the above expenses shall be paid sixty (60%) percent of 3M's fifty (50%) percent to NWT and forty (40%) percent of 3M's fifty (50%) percent to 3M until payout occurs. Payout shall be calculated on a lease-by-lease basis(the "Payout"). Payout occurs automatically upon receiving revenue checks from production which will be distributed by a designated certified accountant and the recovery by NWT, from NWT's share and the sixty (60%) percent of 3M's share of production, of one-hundred (100%) percent of the amount paid by NWT for acquisition costs pursuant to paragraph 1 and development costs pursuant to paragraph 2 above.

3. In the event a lease never reaches Payout during 3M's operations, 3M shall have no liability to NWT for monies spent/invested by NWT. NWT's recourse on producing leases it invests in pursuant hereto shall be limited to recovery from the sixty (60%) percent of 3M's interest before Payout, with no personal liability of 3M. 3M shall have no liability to NWT for expenses paid on leases that do not Payout during the term of this Agreement.

6. Proceeds. All proceeds from production due NWT and 3M shall be paid by the purchaser of said production to 3M. A designated certified accountant shall deduct from such proceeds the monthly expenses and remit the balance of such proceeds as provided for herein. NWT authorizes such payment by its signature hereto.

7. Operating Agreement. Once a lease is obtained, 3M and NWT shall enter into an operating agreement on the most current American Association of Petroleum Landman form, naming 3M or, upon approval of NWT, its designee as operator. In the event of any conflict between the Operating agreement and this Agreement, this Agreement shall control.

8. Substitution of Parties. The rights and obligations of 3M hereunder may be assigned to an LLC or corporation that is eighty (80%) percent owned by the owners of 3M . Such assignment shall relieve 3M of its obligations and rights, which shall be assumed by the designated corporate entity. All references herein to 3M shall then be applicable to its designated corporate entity.

9. Notices. All notices called for herein shall be deemed received when sent as follows:

To 3M at brookhatchett7@gmail.com

To NWT at boris.baha@newwesternenergy.com

Wiring instructions to 3M's account will be provided in the notices.

10. Operating Expense Account. NWT ~~and 3M~~ agree to maintain an account of $10,000 to be used by 3M to pay operating expenses pursuant to paragraph 2 above. Each party herein is obligated to maintain its share of the account and amount within 3 days of any such request by either party..

11. After Payout. After Payout of a lease subject hereto, each party hereto shall own a fifty (50%) percent working interest, and each party shall be responsible for fifty (50%) percent of the expenses and be entitled to fifty (50%) percent of the net revenue due the interests of 3M and NWT.

12. Term. This Agreement shall remain in full force and effect as to leases acquired hereunder by both parties as long as there is production and/or operations hereunder, or until both parties consent to termination.

13. No Partnership. This Agreement is not intended to create, and shall not be construed to create, a relationship of partnership or an association for profit between or among the parties to this Agreement.

14. Laws. This Agreement is subject to the valid rules, regulations and laws applicable to oil and gas leases and contracts in Texas.

15. Governing Law/Venue. This agreement and all matters pertaining to it shall be governed and determined by the laws of the State of Texas and all actions arising therefrom shall have mandatory venue in the state district court of Stephens County, Texas or the state district court of the county where the disputed real property exists.

16. No Representations. NWT's investment is based solely on its own personal inspection and investigation, with no reliance on any act, representation or omission by 3M. No public solicitation was involved with the purchase-sale evidenced hereby, and the parties agree not to seek any investors which would require state and/or federal disclosures and/or security filings.

17. Binding. This Agreement, unless otherwise stated, is binding on the parties hereto, their successors and assigns. Neither 3M or NWT may assign their interests hereunder, or any part thereof, without 3M's prior approval, which approval shall not be unreasonably withheld.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

Signed to be effective as above stated.

STATE OF TEXAS
COUNTY OF STEPHENS

THIS INSTRUMENT WAS ACKNOWLEDGED BEFORE ME ON 2/4/2011 BY BRENT HATCHETT.

Sonia Sikes

SONIA SIKES
Notary Public
STATE OF TEXAS
My Comm Exp January 16, 2014

3M PRODUCTION

By: [signature]
Owner

NEW WESTERN TEXAS OIL & GAS, INC.

By: [signature]
President

Please see notary attachment.

JURAT

State of California
County of Orange } SS.

Subscribed and sworn to (or affirmed) before me on this 27th day of January, 20 11, by Haris Sayed Baha, proved to me on the basis of satisfactory evidence to be the person(s) who appeared before me.

KATHLIN HA
COMM. # 1912858
NOTARY PUBLIC-CALIFORNIA
ORANGE COUNTY
MY COMM. EXP. NOV. 11, 2014

[signature]
NOTARY'S SIGNATURE

PLACE NOTARY SEAL IN ABOVE SPACE

OPTIONAL INFORMATION

The information below is optional. However, it may prove valuable and could prevent fraudulent attachment of this form to an unauthorized document.

CAPACITY CLAIMED BY SIGNER (PRINCIPAL)

- ☐ INDIVIDUAL
- ☐ CORPORATE OFFICER ________ TITLE(S)
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DESCRIPTION OF ATTACHED DOCUMENT

Venture agreement
TITLE OR TYPE OF DOCUMENT

5-including this page
NUMBER OF PAGES

January 27, 2011
DATE OF DOCUMENT

OTHER

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